Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Preliminary Prospectus dated August 7, 2025, and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-283996) of NB Asset-Based Credit Fund (the “Registration Statement”).

We also consent to the use of our report dated July 9, 2025, with respect to the financial statements of NB Asset-Based Credit Fund as of June 1, 2025, and for the period from September 5, 2024 (date of organization) to June 1, 2025, included in the Registration Statement, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2025